NEMUS Bioscience Announces $5M Series B Financing
Funding to finance development of NB1111 for the treatment of glaucoma
COSTA MESA, CA - August 20, 2015 - NEMUS Bioscience, Inc. (OTCQB: NMUS) today announced that it entered into a Securities Purchase Agreement with certain purchasers for the sale of 5,000 shares of Series B Convertible Preferred Stock and warrants to purchase 6,250,000 shares of the Company’s common stock for gross proceeds of $5 million. Each share of preferred stock is convertible into shares of common stock at a conversion price of $0.80 per share. The warrants to purchase shares will be exercisable at an exercise price of $1.15 per share and are exercisable for 5 years. We have agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the Series B Convertible Preferred Stock and the warrants. Midtown Partners & Co., LLC has acted as the exclusive placement agent for the transaction, and the financing is being led by healthcare dedicated institutional investors.
Upon the closing of the Securities Purchase Agreement, NEMUS’s previously issued Series A Preferred Stock will convert into shares of common stock. The holders of Series A Preferred Stock included a number of strategic individual investors that invested a total of $1.45 million.  Investors in that round included Douglas S. Ingram, former President of Allergan Pharmaceuticals (Mr. Ingram now serves on the NEMUS Board as the Vice Chairman and chairs the Compensation and Compliance Committee), Jeffrey A. Cole, who serves on several boards of optical related companies including GrandVision (a large Netherlands based optical retailer, Safilo Group, S.p.A, a major eyewear frame manufacturer, and Hilco, Inc., a large eyewear accessories manufacturer and distributor, as well as serving as a Member of the Leadership Board of the Cole Eye Institute of the Cleveland Clinic), Jerry McLaughlin, CEO of AgeneBio (Mr. McLaughlin serves on the NEMUS Board), Mark Bunting and Jeff Bunting, entrepreneurs who started the hospitality business Alpine Inc. and family members of the founders of Noxell (the maker of Noxzema skin care products), and Will Howard, founder and CEO of Dragon (a VSP company; VSP is the US leader in eye care benefits).
“This financing round is an important step for NEMUS.  We are very excited about adding capital to NEMUS to help us become the premier developer of cannabis-based pharmaceuticals that address unmet medical needs on a global basis,” said John Hollister, CEO of NEMUS. “We are well on our way toward developing our proprietary product pipeline to offer physicians and patients the medical benefits of ‘condition-specific’ cannabinoids to alleviate symptoms associated with a range of debilitating diseases. This funding will accelerate our progress, in particular our lead drug program development for glaucoma,” added Dr. Brian Murphy, CMO.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws. The offering is expected to be consummated by August 21, 2015, subject to customary closing conditions.
ABOUT NEMUS BIOSCIENCE, INC.
The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabis-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabis-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS's strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development. For more information, visit www.nemusbioscience.com.

ABOUT MIDTOWN PARTNERS & CO., LLC
 Midtown Partners & Co., LLC is a New York based independent investment bank focused on facilitating growth by providing creative and unique financial solutions to high growth companies within the lower middle market.  The Banking team has over 100 years of collective experience advising on transactions while previously serving in investment banking roles at firms including: Citigroup, Lehman Brothers, Josephthal Lyon and Ross and HC Wainwright. The Research Team has extensive experience covering U.S. and International equities, both large and small cap. The team has covered public companies over the last 40 years and received rankings for a total of 12 years as an Institutional Investor All-Star Analyst.
FORWARD LOOKING STATEMENTS
 Statements in this document that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including "goal," "focus," "aims," "believes," "can," "challenge," "predictable" "will," or the negative of these terms or other comparable terminology. We operate in a rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.
Contact:

Investor Relations
Mike Cole
Vice President - MZ North America
Main: 949-259-4988
Mobile: 949-444-1341
mike.cole@mzgroup.us
www.mzgroup.us